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                          SECURITIES RESEARCH AGREEMENT


        National Discount Brokers Corporation, a New York corporation (the "Company") and Deutsche Bank AG ("DB" and together with the Company, the "Parties") enter into this Agreement as of the June 15, 2000 to memorialize the Parties' understanding concerning the Company's license to the Research Material. Any capitalized term used herein without definition shall have the meaning assigned to such term in the Stockholder Agreement.

                               W I T N E S S E T H

         WHEREAS, DB U.S. Financial Markets Holding Corporation and National Discount Brokers Group, Inc. ("NDBG") have entered into the Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of May 15, 2000; and

         WHEREAS, it is an express condition to the purchase and sale of Common Stock of NDBG thereunder that the Parties enter into this Agreement and the strategic relationship contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, and agreements herein contained, the Parties hereto covenant and agree as follows:

Section 1.     DEFINITIONS.

          As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

          (a) "Agreement" means this Agreement, together with all Exhibits and Schedules hereto, as the same may be amended from time to time. References in this Agreement to "herein," "hereunder" and words of similar import shall be references to this Agreement, together with all Exhibits and Schedules, as the same may be amended from time to time.

          (b) "Click Agreement" means an electronic agreement between the Company and a user, in a form to be agreed between the Parties, as may be amended from time to time by the mutual agreement of the Parties, that is designed to be executed by such user by selecting a button or other similar user-prompt.

          (c) "Click Agreement Page" means a Page on the NDB Sites on which the Click Agreement appears, which shall be designed in accordance with Section 2(f).

          (d) "DB IP Rights" means DB's and its Affiliates' (including any DB Research Affiliate's) Intellectual Property Rights in and to the Research Material and DB Marks, whether owned or licensed by DB or its Affiliates.

          (e) "DB Marks" means any of DB's or its Affiliates' (including any DB Research Affiliate's) trademarks, trade names, service marks, logos and other designations of origin included on or associated with Research Material.

          (f) "DB Research Affiliate" means any Affiliate of DB that produces the Research Material licensed hereunder to the Company.

          (g) "DBSI" means Deutsche Bank Securities, Inc., a broker-dealer registered with the Securities and Exchange Commission and a member of the New York Stock Exchange and the National Association of Securities Dealers, or any of its successors hereunder.

          (h) "Delivery Provider" means any Person identified in accordance with Section 4(c)(ii) hereof.

          (i) "Distribute" means to reproduce, make available, provide, display, transmit, promote or otherwise distribute through a secure Internet website, or wireless, cable or other electronic means of communication.

          (j) "Frame" means, with respect to a Page, the simultaneous display of such Page within an Internet browser or other similar application with one or more other Pages (or portion thereof) set off by a constant visible border or frame.

          (k) "GCI" means the Global Corporates & Institutions Division of DB (or any successor division or entity), which prepares substantially all of the equity research distributed to retail customers of DB and its Affiliates.

          (l) "Inline" (or "Inlining") means, with respect to a Page, the simultaneous display of such Page within an Internet browser or other similar application with one or more other Pages (or portion thereof) without a constant visible border or frame.

          (m) "Intellectual Property Rights" means all intellectual property and similar proprietary rights in any jurisdiction, including all such rights in and to (i) original works of authorship, copyrights and moral rights; (ii) issued patents, patent applications, divisions, continuations and continuations-in-part, reissues, patents of additions, utility models, inventors' certificates and invention disclosures; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; (iv) confidential and proprietary know-how and trade secrets; and (v) computer software or hardware, whether or not copyrightable, including all source code, object code, programs, applications, tables, models, databases, repositories, specifications and documentation, including in the case of each of the foregoing property and rights, all goodwill associated therewith and all registrations thereof, and applications to register, such property or rights.

          (n) "Knowledge" shall mean the actual knowledge of any member of the Board of Managing Directors or any executive officer of DB after due inquiry and an investigation of the books and records of DB and DBSI.

          (o) "Legends" means copyright and other proprietary notices, disclaimers, credit-lines, date-lines and other legends that (i) are placed by DB or a DB Research Affiliate on the Research Material; or (ii) which the Company is required or permitted to place on the Research Material or in close proximity thereto under this Agreement or applicable law.

          (p) "Licensed DB Page" means a Page on which any Research Material or portion thereof (including the title thereof) is displayed in accordance with this Agreement.

          (q) "Login Page" means an interactive Page on the NDB Sites that (i) prompts a user to provide (A) a unique user identification name or number and (B) a secure password; and (ii) when such information is validly and properly entered, permits such user to access a Licensed DB Page.

          (r) "NDB Group" means NDBG and any Person of which NDBG owns a majority of the outstanding voting securities and all majority owned subsidiaries and all of their respective employees, officers, directors and agents.

          (s) "NDB Research Recipients" means all Persons that maintain retail brokerage accounts in the United States with the Company.

          (t) "NDB Site" means any of (i) the Company's website at "ndb.com" (or any successor website); or (ii) any other Internet website, or wireless, cable or other electronic means of communication, owned, operated or controlled by the Company, as selected or developed by the Company in its sole discretion from time to time.

          (u) "Page" means a single computer terminal display page of an Internet website.

          (v) "Representative" means, as to any Person, such Person's Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling Persons.

          (w) "Research Material" means all of the following materials created, generated, compiled or otherwise developed by GCI for general distribution to retail customers in the United States that are required to be reviewed by a supervisory analyst under New York Stock Exchange Rule 472: (i) all narrative, statistical, analytical, illustrative and other data concerning issuer, industry and market analyses, commentary and recommendations (daily, weekly and monthly, as the case may be) contained in AM/PM daily calls (video and audio), call summaries, brief intraday research bulletins relating to equity securities and industry/company reports, and (ii) all updates, supplements, amendments, analyses and statistical information related to the matter referred to in clause (i) above. Research Material also includes all DB Marks appearing on the information, reports and other materials described in the preceding sentence.

          (x) "Transaction Documents" means the Securities Purchase Agreement, the definitive agreement with respect to the U.S. Underwriting Agreement, this Agreement and any other agreements, instruments and documents that may be entered into between the Parties or their Affiliates relating to the European Joint Venture and the Worldwide Joint Venture.

          (y) "U.S. On-Line Discount Broker" means a securities brokerage firm that (i) is either located within or otherwise doing business in the United States; (ii) is duly licensed as a broker-dealer with the U.S. Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc.; (iii) does not employ account executives or registered representatives who
               (A) are assigned to, and responsible for maintaining relationships with, customers for the purpose of providing advised brokerage and trade execution services (whether provided in person or electronically and whether general or trade-specific) or (B) are compensated with a portion of the commissions earned for any trade execution services performed for such customers; (iv) offers its customers the ability to execute securities trades directly through computerized on-line or other electronic or wireless execution systems, including, without limitation, the Internet and IVR, without the direct assistance or recommendation of any account executive or registered representative; and (v) generally charges its customers a lower cost for its services than is customarily charged in the relevant market for brokerage services by full service advised brokerage firms taking into account commission charges, account investment advisory fees and such other charges and fees and minimum balance requirements. The term "U.S. On-Line Discount Broker" shall include, without limitation, any entity listed on a schedule to be prepared from time to time by the Parties, as amended from time to time by mutual consent of the Parties. Such schedule shall not include DB Alex. Brown LLC or DBSI or any of their respective successors.

Section 2.     LICENSE TO THE RESEARCH MATERIAL.

          (a) DB hereby grants and will ensure that each DB Research Affiliate grants to the Company, during the term of this Agreement without charge, a non-exclusive (except as expressly provided in this Agreement), non-transferable, non-sublicenseable, royalty-free license to Distribute the Research Material to the NDB Research Recipients through any NDB Site, subject to the terms set forth in this Agreement.

          (b) In the event that DB Distributes any of the Research Material to third parties in the United States without restriction, DB hereby consents to the Company Distributing such Research Material on any NDB Site, without restriction.

          (c) DB hereby grants and will ensure that each DB Research Affiliate grants to the Company the right to include certain references to the Research Material on the Company's promotional material, all NDB Sites and any other media which the Company or NDBG may use from time to time in its business and the right to use the DB Marks solely in connection with such references; provided, however, that (i) DB shall have a reasonable opportunity to review any such references and use of the DB Marks prior to publication; and (ii) the Company shall promptly make any changes to such references and use of the DB Marks as may be reasonably requested by DB. DB agrees to conduct any such review in a prompt manner.

          (d) Except as expressly set forth in this Agreement, the Company shall have no other right to use, copy, display or redistribute in any form the Research Materials, in whole or in part, without the prior written consent of DB.

          (e) The Company shall design, operate and maintain the NDB Sites such that (i) the Research Material or any portion thereof (including the title thereof) is displayed exclusively on a Licensed DB Page; (ii) each Licensed DB Page may be accessed only by an NDB Research Recipient, and only after successfully processing a Login Page by entering (A) a valid user identification name or number; and (B) a valid password; (iii) no Person may identify and/or gain access to any Licensed DB Page through the use of any Internet search engine, a hypertext link on a website other than the NDB Sites, or any similar means; and (iv) the Company shall have the ability to terminate any NDB Research Recipient's access to the Licensed DB Reports if such NDB Research Recipient has acted in a manner that is detrimental to DB's rights in the Research Materials and/or upon receipt of a notice from DB pursuant to Section 8(c) hereof.

          (f) The Company shall design each NDB Site such that, as a condition to access by any NDB Research Recipient to Research Material, such NDB Research Recipient must access a Click Agreement Page and execute a Click Agreement. The Click Agreement Page shall be designed such that (i) the entire text of the Click Agreement appears on a single Page, in an internal scrollable window or otherwise; (ii) the button or similar user prompt by which the user executes the Click Agreement contains the text "I Agree" and is located immediately proximate to the bottom of the text of the Click Agreement; and (iii) the title(s) of the Research Material(s) that the NDB Research Recipient has requested appear(s) immediately below or is otherwise connected to the Click Agreement such that it is apparent to the Research Recipient that the provisions of the Click Agreement relate to such Research Material(s).

          (g) Except as expressly provided herein, the Company shall display the Research Material on the Licensed DB Pages verbatim as received and shall not edit, modify or use any portion of Research Material to create any translation, summary, abstract, adaptation or other derivative works from the Research Material in any way, or make any additions thereto or deletions therefrom; provided, however, that the Company shall be permitted to modify the layout of Research Material to the extent necessary to comply with any requirement of any Governmental Entity. The Company shall not (i) sell, lease, assign, sublicense or otherwise transfer or provide the Research Material (or any part thereof or rights therein), directly or indirectly, to any Person or permit any Person, directly or indirectly, to use, view, copy, download, Distribute or otherwise have access to the Research Material, except as otherwise permitted herein; or (ii) copy or reproduce the Research Material in whole or in part in any form or medium, except as required in connection with the Company's permitted use of the Research Material as provided herein.

          (h) In no event shall the Company display any Research Material received more than twenty-four (24) hours earlier under any heading labeled "New", "Today's News", "Current", or under any other heading of similar significance.

          (i) The Company shall display each Research Material on the Licensed DB Pages only for so long as DB permits third parties in the United States to Distribute such Research Material. After such period, upon notice from DB the Company shall promptly remove each such Research Material from the Licensed DB Pages.

          (j) DB or the applicable DB Research Affiliate shall at all times retain exclusive and complete editorial control over the Research Materials with respect to both form and content, and the Company shall comply with all of DB's editorial instructions respecting the Research Material. Without limiting the foregoing, in the event that DB or any DB Research Affiliate issues and transmits to the Company any retraction, correction or alteration of any Research Material, the Company shall promptly display such retraction, correction or alteration on the Licensed DB Pages in such manner as DB or such DB Research Affiliate shall reasonably request. DB also reserves the right, upon written notice to the Company, to require the Company to remove immediately any Research Material or a category of Research Material from the NDB Sites to the extent that DB or any DB Research Affiliate takes comparable steps, in comparable circumstances, to cease Distributing or making such Research Material available generally.

          (k)  Display of Research Materials

          (i) Format. The Company shall post the Research Materials on the NDB Sites exclusively (A) in Adobe Acrobat (".pdf") format; (B) upon the prior written consent of DB, which shall not be unreasonably withheld, in another equivalent "read-only" format; or (C) upon the prior written consent of DB, which shall be at DB's sole discretion, in any other format in which DB is at that time displaying the Research Material in comparable circumstances.

          (ii) Inlining Prohibited. The Company shall not Inline, but may Frame, any Research Materials. If the Company becomes aware that a third party is Inlining or Framing the Research Material, the Company will cooperate with DB to cause such third party to cease and desist from such Inlining or Framing.

          (iii) Co-Branding Confusion. The Company shall not display any third party's name, logo, trademark, service mark or other identifier on an NDB Site (including, without limitation, by Framing) in such way as to give a viewer the impression that such third party is a publisher, distributor, author, owner or sponsor of the Research Materials or an Affiliate of DB, including any DB Research Affiliate.

          (iv) Content. The Company shall not, without DB's prior written consent, Frame any Research Material with, or display with any Research Material or on any Licensed DB Page, any NDB or third party content, including, without limitation, news, research, analytics and commentary.

          (v) Advertising. The Company shall not display any advertising on any Licensed DB Page that falsely implies that the advertiser is a publisher, distributor, author, owner or sponsor of the Research Material or an Affiliate of DB, including any DB Research Affiliate. DB also reserves the right, in the exercise of its reasonable discretion and upon written notice to the Company (setting forth in reasonable detail the reasons for such requirement), to require the Company to remove immediately any advertising from the Licensed DB Pages. In exercising its reasonable discretion, DB may take into consideration, among other factors, its determination regarding legal and compliance risks, reputational concerns and the Company's compliance with the provisions of this Agreement. The Company shall promptly give DB written notice confirming any such removal.

          (vi) Legends.

               (A) The Company shall display and shall not remove or conceal any Legend affixed by DB or any DB Research Affiliate to the Research Materials. To the extent not already present, the Company shall insert on each Licensed DB Page that contains Research Material or any portion thereof and in close proximity to such Research Materials or portion thereof the following Legend:

                    Copyright [Year] [Deutsche Bank]. All Rights Reserved. "[DEUTSCHE BANK]" is a service mark of [Deutsche Bank].

               (B) In connection with any Research Material prepared by a Person relying on the exemption from broker-dealer registration afforded by Rule 15a-6 of the Exchange Act, including the so-called "Research Interpretation" described in Exchange Act Release No. 27017 (July 11, 1989), 43 SEC Docket 2079, (A) DBSI shall be the U.S. broker-dealer accepting responsibility for the content of such Research Material; and (B) such Research Material shall contain a Legend to such effect to the extent required by Rule 15a-6 and the Research Interpretation.

               (C) The Company shall add such additional Legends relating to the Research Materials to the Licensed DB Pages as (I) may be required by applicable law; (II) as it may deem necessary or appropriate in its reasonable discretion, provided that the Company shall give DB timely prior notice of any such additional Legends and reasonable opportunity to comment thereon; and (III) DB shall require from time to time in its reasonable discretion, upon prior written notice to the Company.

Section 3.     DELIVERY AND ARCHIVAL RESPONSIBILITIES.

     (a) Throughout the term of this Agreement, DB shall, without charge, deliver the Research Material to the Company or a Delivery Provider in the format described in Section 2(k)(i) above, or in such format as the Parties may agree, concurrently with the time DB first makes the Research Material available (i) publicly, (ii) to retail customers in the United States (including through First Call Corporation, Multex Systems, Inc. or a similar third party), or (iii) to any DB customer; provided that (x) the delivery by DB of the Research Material outside of the United States or to institutional customers, whether in the United States or otherwise, shall not give rise to any obligation to deliver such Research Material to the Company under this
          Section 3(a); (y) any delivery to the Company shall be subject to any embargo specified by DB in its sole discretion in connection with its publication, dissemination or distribution of the Research Material generally; and (z) DB shall not be required to deliver Research Material if it would cause DB to violate any Law, rule or regulation of any Governmental Entity.

     (b) DB, for the benefit of and upon request by the Company, shall, without charge: (i) provide access to the Research Material archived for the three years immediately preceding the date of such request but in no event prior to January 1, 2000; and (ii) promptly, upon such request, deliver to the Company or Delivery Provider such archived material in such format as contemplated by Section 2(k)(i); and (iii) maintain and make available, promptly on request, a copy of each item of such archived material and any other Research Material made available to the Company hereunder for a period of three years following termination of this Agreement (in such format as contemplated by section 2(k)(i)) for use by the Company exclusively to satisfy any recordkeeping or related requirements to which the Company may be subject under applicable Laws, orders, rules and regulations and not for purposes of commercial exploitation; provided, however, that after the termination of this Agreement, the Company may only request copies of Research Material that was produced prior to the termination of this Agreement and is maintained by DB pursuant to any recordkeeping or related requirements to which it is subject or otherwise.

     (c) Nothing herein shall require DB or any DB Research Affiliate to create Research Material. Except as provided in this Agreement, DB and each DB Research Affiliate shall have no obligation to deliver Research Material to the Company or provide to the Company any additional information, materials, services or support pursuant to this Agreement. In the event that DB provides any additional information or materials to the Company, unless DB otherwise agrees in writing, DB's obligations respecting such additional information and materials shall be in accordance with its obligations hereunder respecting Research Material.

     (d) Neither DB nor any DB Research Affiliate shall have any obligation to provide assistance or training to the Company with respect to the Distribution of the Research Material on the NDB Sites.

Section 4.     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

(a)  DB hereby represents, warrants and covenants to the Company as follows:

          (i) DB or one or more of the DB Research Affiliates, as the case may be, is the exclusive owner of the Research Material or otherwise has obtained all required third party consents or the right (including Intellectual Property Rights) to permit DB to grant to the Company the license to the Research Material and the DB IP Rights as set forth in this Agreement throughout the term of this Agreement. The use by the Company of the Research Material and the DB IP Rights owned by DB or the DB Research Affiliates, and to the Knowledge of DB the DB IP Rights licensed to DB or the DB Research Affiliates, in accordance with this Agreement will not breach, violate, infringe or constitute misappropriation of any Intellectual Property Rights of any other Person. DB's execution, delivery and performance of this Agreement does not and will not give rise to any rights of a Person, other than DB, to request, demand or claim a right to compensation or payment by the Company with respect to the Company's license of the Research Material and the DB IP Rights owned by DB or the DB Research Affiliates, and to the Knowledge of DB the DB IP Rights licensed to DB or the DB Research Affiliates, in conformity with this Agreement, and there is no actual or, to the knowledge of DB, threat of, demand, claim, investigation or other proceeding brought by any third party with respect to the Research Material and the DB IP Rights based on an alleged right to compensation or violation of any right or agreement involving DB or a DB Research Affiliate.

          (ii) The Research Material will be prepared, reviewed, and Distributed by DB and/or DBSI pursuant to this Agreement in accordance with all applicable requirements, rules and regulations of the Securities and Exchange Commission, any stock exchange (including the New York Stock Exchange, Inc.) and any self-regulatory organization (including the National Association of Securities Dealers, Inc.) having jurisdiction.

         (iii) DBSI is duly licensed as a broker-dealer and in good standing with the Securities and Exchange Commission and each of DB and/or DBSI is duly licensed as a broker-dealer or other regulated financial institution, as applicable, in any other jurisdiction where the conduct of its business requires such licensing, except where the failure to have such a license would not be reasonably likely to have a Material Adverse Effect on the business of DB and its Subsidiaries taken as a whole. DBSI is a member firm in good standing of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., and the Securities Industry Protection Corporation. Each of DB and DBSI has all permits, licenses and authorizations required by applicable regulatory authorities or governmental entities to conduct the transactions contemplated by this Agreement.

          (iv) DB is exempt from the registration requirements of Section 15(a)(1) and 15B(a)(1) of the Exchange Act because of the exemption pursuant to Rule 15a-6 under the Exchange Act and has complied with and performed its obligations in accordance with Rule 15a-6(a)(1)-(3) under the Exchange Act.

          (v) Each DB Research Affiliate is either (A) duly licensed as a broker-dealer and in good standing with the Securities and Exchange Commission and a member firm in good standing of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., and the Securities Industry Protection Corporation; or (B) with respect to the Distribution of Research Material, exempt from the registrations of Section 15(a)(1) and 15B(a)(1) of the Exchange Act because of the exemption pursuant to Rule 15a-6 under the Exchange Act and has complied with and performed its obligations in accordance with Rule 15a-6(a)(1)-(3) under the Exchange Act.

          (vi) During the term of this Agreement, without the Company's prior consent, DB shall not directly Distribute the Research Material to any U.S. On-Line Discount Broker, other than the Company for purposes of reDistribution to retail investors in the United States. The foregoing shall not prohibit or restrict DB's existing agreements with First Call Corporation and Multex Systems, Inc.

(b) The Company hereby represents, warrants and covenants that (i) the Company takes full responsibility for any suitability obligations it may have in connection with making the Research Material available, and the Distribution of the Research Material, to individual NDB Research Recipients; (ii) Research Material will not be made available in a commingled format with research items prepared by any other broker-dealer; and (iii) it shall comply with all Laws, orders, rules and regulations applicable to its use of any of the Research Material, including, without limitation, any such Laws, orders, rules or regulations of any Governmental Entity (including for these purposes the NASD) having jurisdiction over the Company's business activities.

(c) Each of the Parties, except as otherwise contemplated by this Agreement, acknowledges and agrees that the Research Material may be made available on a secure basis to the Company and the NDB Research Recipients (i) through any NDB Site; or (ii) through a service provider or providers selected by the Company at any time during the term of this Agreement and subject to DB's consent, such consent not to be unreasonably withheld (a "Delivery Provider").

Section 5.     ADDITIONAL INTELLECTUAL PROPERTY RIGHTS.

(a) The Company hereby acknowledges and agrees that (i) as between DB and the Company, DB or each applicable DB Research Affiliate owns or has a license to all right, title and interest in and to the Research Material and DB IP Rights; (ii) as between DB and the Company, the Research Material and DB IP Rights, and the goodwill therein, constitute the valuable property of DB and each applicable DB Research Affiliate; and (iii) except as expressly provided herein, this Agreement transfers no title, ownership right or Intellectual Property Rights to the Company with respect to the Research Material or DB IP Rights. All rights with respect to the Research Material and DB IP Rights, whether now existing or hereafter arising, that are not expressly granted to the Company herein are reserved to DB and each applicable DB Research Affiliate. Any goodwill generated through the Company's use of the Research Material and DB IP Rights shall inure solely to the benefit of DB and each applicable DB Research Affiliate. The Company also covenants not to challenge DB's ownership of the Research Material and the DB IP Rights licensed hereunder in any form or manner.

(b) The Company, in connection with the licensed use of the DB Marks, shall maintain the quality control standards provided by DB to the Company in writing from time to time that DB maintains with respect to its use of the DB Marks generally.

(c) Except as expressly provided in this Agreement, the Company shall have no other rights with respect to any of the Research Material as a result of this Agreement.

(d) DB shall have the exclusive right to prosecute and maintain any registrations of any of the DB IP Rights and to defend any claim of infringement related thereto. The Company shall execute such documents and provide such reasonable cooperation to DB, at DB's expense, as DB may reasonably request in order to perfect, evidence, protect or secure such rights and to conduct such prosecution, registration or defense.

(e) The Company shall promptly notify DB of any threat, warning or notice in writing of any claim or action adverse to any of DB IP Rights that the Company may receive from time to time. In the event that an NDB Research Recipient engages in any activity that is adverse to the DB IP Rights, upon the reasonable request of DB, the Company shall cooperate with DB in taking action to protect DB's rights, including terminating such NDB Research Recipient's access to the Research Material on the NDB Sites.

(f) The Company shall take no action inconsistent with the acknowledgements, agreements and assignments set forth in this Section. In particular, the Company shall not at any time undertake to copyright or trademark (or apply for a copyright or trademark registration) or apply for a patent with respect to any of the Research Material or DB IP Rights or any portion thereof. The Company shall not at any time during the term of this Agreement or at any time after termination or expiration of this Agreement
     (i) use the Research Material or DB IP Rights in any way that may tend to impair the validity of DB's or any DB Research Affiliate's rights therein; or (ii) take any other action that could disparage, or jeopardize or impair DB's or any DB Research Affiliate's rights in, the Research Material or DB IP Rights (including the goodwill associated with the DB Marks) or their validity or enforceability.

Section 6.     CONFIDENTIALITY.

(a) The Company acknowledges that it may, during the term of this Agreement acquire information, other than the Research Material, which is proprietary or confidential to DB or its clients or customers or to a third party to whom DB has an obligation of confidentiality (collectively, the "DB Proprietary Information"). The DB Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a prohibited disclosure by the Company or the Company's Representatives; (ii) was available to the Company on a nonconfidential basis prior to its disclosure by DB or DB's Representatives; (iii) becomes available to the Company on a nonconfidential basis from a Person other than DB or DB's Representatives who is not otherwise bound by a confidentiality agreement with DB or any Representative of DB, or is otherwise not under an obligation to DB or any Representative of DB not to transmit the information to the Company; or (iv) is independently developed by the Company. Except as required by law, the Company agrees to hold and to cause its employees and agents to hold the DB Proprietary Information in strict confidence, and not to copy for use by Persons other than the Company, reproduce, sell, assign, license, market, transfer or otherwise dispose of the DB Proprietary Information or to give or disclose the DB Proprietary Information to third parties. In the event that the Company is requested pursuant to, or required by, applicable Law, regulation or legal process or is requested by any court, regulatory agency or any self-regulatory authority to disclose any DB Proprietary Information or any other information concerning DB, the Company agrees to provide DB with prompt notice of such request or requirement in order to enable DB to seek an appropriate protective order or other remedy, to consult with the Company with respect to DB taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this provision. In any such event, the Company will use its commercially reasonable efforts to obtain from the party to whom disclosure is made written assurances that all DB Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

(b) DB acknowledges that it may, during the term of this Agreement acquire information which is proprietary or confidential to the Company or its clients or customers or to a third party to whom the Company has an obligation of confidentiality (collectively, the "Company Proprietary Information"). The Company Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a prohibited disclosure by DB or DB's Representatives;
     (ii) was available to DB on a nonconfidential basis prior to its disclosure by the Company or the Company's Representatives; (iii) becomes available to DB on a nonconfidential basis from a Person other than the Company or the Company's Representatives who is not otherwise bound by a confidentiality agreement with the Company or any Representative of the Company, or is otherwise not under an obligation to the Company or any Representative of the Company not to transmit the information to; or (iv) is independently developed by DB. Except as required by law, DB agrees to hold and to cause its employees and agents to hold the Company Proprietary Information in strict confidence, and not to copy for use by Persons other than DB, reproduce, sell, assign, license, market, transfer or otherwise dispose of the Company Proprietary Information or to give or disclose the Company Proprietary Information to third parties. In the event that DB is requested pursuant to, or required by, applicable Law, regulation or legal process or is requested by any court, regulatory agency or any self-regulatory authority to disclose any Company Proprietary Information or any other information concerning DB, DB agrees to provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with DB with respect to the Company taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this provision. In any such event, DB will use its commercially reasonable efforts to obtain from the party to whom disclosure is made written assurances that all Company Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

Section 7.     PUBLICITY.

DB acknowledges and agrees that the Company may Distribute the Research Material as contemplated by this Agreement. Each of the Parties agrees that the other shall be entitled to advertise and market the existence and the availability of the Research Material to the NDB Research Recipients and others, but not the terms of this Agreement; provided, however, that (a) each of the Parties shall have had reasonable opportunity to review any advertising or marketing materials prepared by the other Party prior to use of such advertisement or marketing initiative; and (b) each Party shall make any changes to such materials as may reasonably be requested by the other Party. DB and the Company agree not to disclose this Agreement in any manner nor make copies available to any third party without the prior written consent of the other Party hereto, except as required by law. In the event that either Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose this Agreement it shall promptly inform the other Party of such request or requirement in order to enable the Parties to jointly seek an appropriate protective order or other remedy, or to resist or narrow the scope of such request or legal process. In any such event, each Party agrees to use its commercially reasonable efforts to obtain from the third party to whom disclosure is made written assurances that this Agreement will be accorded confidential treatment.

Section 8.     AUDIT RIGHTS; RECORD-KEEPING.

(a) DB shall have the right to conduct, from time to time, reasonable audits of the Company for the purpose of confirming the compliance of the Company with the terms of Section 2. To facilitate such audits, the Company shall, on DB's reasonable request, give DB free access during normal business hours to the NDB Sites, including to all Licensed DB Pages. In the event that DB reasonably determines that the Company has breached the terms of
     Section 2, in addition to the other rights granted to DB under this Agreement, DB shall have the right to reasonably limit the categories of the Research Materials provided to the Company, by providing written notice to the Company (setting forth in reasonable detail the reasons for such termination or limitation); provided, however, that (i) the Company shall have a reasonable opportunity to cure any breach that was not intentional and that is capable of being cured, and (ii) upon request by the Company, DB shall in good faith discuss with the Company the reasons for such termination and, if possible, any alternatives thereto. In exercising its right to limit the license grant, DB may take into consideration, among other factors, its determination regarding legal and compliance risks, reputational concerns and the Company's compliance with the provisions of this Agreement.

(b) (i) The Company shall maintain a log of the total number of times the Licensed DB Pages are accessed by users of the NDB Sites. Upon DB's request, the Company shall provide a complete copy of such log to DB at no additional cost to DB.

     (ii) The Company shall maintain a log of the names of all NDB Research Recipients as well as their user identification names or numbers and passwords.

(c) DB shall at all times have the right, in its reasonable business discretion to direct the Company to exclude any particular NDB Research Recipient from accessing the Research Materials. In exercising such right, DB may take into consideration factors affected by such NDB Research Recipient's access to the Research Materials, including legal and compliance risks, reputational concerns and such NDB Research Recipient's compliance with the provisions of the relevant Click Agreement. For purposes of this Section, "reputational concerns" means that the particular NDB Research Recipient's access to the Research Material would be reasonably likely to impugn or besmirch the reputation and value of DB and/or the DB Marks.

Section 9.     LIMITATION OF WARRANTIES AND LIABILITIES.

(a) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE RESEARCH MATERIAL IS PROVIDED TO THE COMPANY HEREUNDER STRICTLY ON AN "AS IS" BASIS, AND NO WARRANTIES, EXPRESS OR IMPLIED, REPRESENTATIONS OR PROMISES HAVE BEEN MADE OR ARE GIVEN BY DB OR ANY AFFILIATE OF DB TO THE COMPANY OR ANY OTHER PERSON (INCLUDING ANY NDB RESEARCH RECIPIENT) REGARDING THE ACCURACY, TIMELINESS ORIGINALITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH MATERIAL OR ANY OTHER MATTER AND NO WARRANTY IS GIVEN THAT THE RESEARCH MATERIAL WILL CONFORM TO ANY DESCRIPTION THEREOF OR BE FREE OF DEFECTS.

(b) EXCEPT AS PROVIDED IN SECTION 13 HEREOF, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON (INCLUDING ANY NDB RESEARCH RECIPIENT) FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES (INCLUDING LOST PROFITS AND REVENUES) ARISING OUT OF OR IN ANY MANNER IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OR BREACH HEREOF, THE SUBJECT MATTER HEREOF OR THE PARTIES' OR ANY OTHER PERSON'S USE OF, OR INABILITY TO USE, THE RESEARCH MATERIAL REGARDLESS OF THE FORM OF ACTION (INCLUDING NEGLIGENCE OR STRICT LIABILITY) AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES. SUBJECT TO SECTIONS 4(a) AND 13 HEREOF, BY USING THE RESEARCH MATERIAL, THE COMPANY AGREES TO ASSUME THE ENTIRE RISK OF SUCH USE.

Section 10.    DB'S PROPRIETARY NOTICES.

DB shall have the right to require that the Research Material released and Distributed to the NDB Research Recipients or as otherwise contemplated by this Agreement bear the DB Marks inserted therein, and made a part thereof by DB or any DB Research Affiliate, as the case may be.


Section 11.    THE COMPANY AS A PRIVILEGED DB RESEARCH CUSTOMER.

With regard to the Company's license of the Research Material under this Agreement and such third-party access to the Research Material as is permitted by this Agreement with respect to certain third parties other than the Company ("Permitted Purchasers"), DB agrees to treat the Company as a privileged customer with respect to the Distribution of the Research Material. DB represents that all of the indemnities provided to the Company hereunder are or will be comparable to or better than those provided by DB to Permitted Purchasers with respect to the Distribution of the Research Material. If, during the term of this Agreement, DB enters into an agreement with any Permitted Purchaser with respect to the Distribution of the Research Material with any indemnities more favorable to such Permitted Purchaser in the aggregate, then DB shall so notify the Company and promptly take all steps necessary to effect an appropriate amendment to this Agreement.

Section 12.    ASSIGNMENT.

This Agreement may be assigned by either Party to an Affiliate, as part of the sale of its securities brokerage business or, in the case of DB, the sale of GCI, or pursuant to any merger, consolidation or other reorganization, without the other Party's consent, upon prior written notice to the other Party. Except as provided in the preceding sentence, neither Party shall assign this Agreement without the other Party's prior written consent, which consent shall not be unreasonably withheld. An assignee of either Party, if authorized hereunder, shall have all of the rights and obligations of the assigning Party set forth in this Agreement. Any purported assignment in violation of this Section 12 shall be null and void for all purposes.

Section 13.    INDEMNITY.

     (a) DB hereby agrees to indemnify, defend and hold harmless the Company and each of its employees, officers, directors, agents and Affiliates (and each of their employees, officers, directors, agents and Affiliates) from and against any and all losses, claims, damages or liabilities (including without limitation reasonable legal fees and other expenses) (collectively, "Losses") arising out of or related to any claim, demand, action, suit or proceeding of any nature (collectively, a "Proceeding") asserted by any third party which, if true, would constitute (i) an infringement, breach, violation or misappropriation of any copyright, patent, trademark (or other indication of origin), know how or trade secret of such third party based on the use of the Research Material; (ii) libel related to the contents of the Research Material; and (iii) a breach, or alleged breach, of any representation or warranty set forth in Section 4(a)(ii), except to the extent any such Proceeding results from any gross negligence or willful misconduct on the part of the Company or any modification by the Company of the Research Material.

     (b) The Company hereby agrees to indemnify, defend and hold harmless DB and each of its employees, officers, directors, agents and Affiliates (and each of their employees, officers, directors, agents and Affiliates) from and against any and all Losses arising out of or related to any Proceeding asserted by any third party based on (i) any inaccurate, untimely or incomplete transmission of Research Material caused by the Company or any Delivery Provider, and (ii) any use by the Company or any Delivery Provider of Research Material in a manner not authorized under this Agreement, except to the extent any such Proceeding results from a Loss subject to Section 13(a).

     (c) In the event that a Proceeding is asserted or commenced against a Person for which such Person is entitled to indemnification under this Agreement, the indemnified Person ("Indemnified Party") shall give the indemnifying Person ("Indemnifying Party") prompt written notice of such Proceeding. The failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 13 except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such notice. In case any such Proceeding shall be brought against the Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, including appeals, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party after the date such notice is given to the Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice. In the event that the Indemnifying Party and the Indemnified Party are named parties in or are subject to such Proceeding and either such party determines with the advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, the Indemnified Party may retain the defense of such Proceeding on its own behalf and in such case the Indemnifying Party shall be required to pay any legal or other expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Indemnified Party in such defense. If the Indemnifying Party shall assume the defense of any such Proceeding, the Indemnified Party shall cooperate with it and the Indemnifying Party shall not, without the consent of the Indemnified Party consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such Proceeding (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release (i) of the Indemnified Party from any liabilities arising out of such Proceeding,
          (ii) which does not constitute an admission of wrongdoing by the Indemnified Party, (iii) which does not restrict in any manner the activities of the Indemnified Party and (iv) which if it provides for the payment of money such payment is satisfied in full by the Indemnifying Party. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Indemnifying Party's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to in Paragraph (a) except as permitted in the following sentence. Provided the proper notice has been duly given, if the Indemnifying Party shall decide not to assume the defense of any Proceeding, the Indemnified Party may respond to, contest and defend against such Proceeding and make in good faith any compromise or settlement with respect thereto, subject to the Indemnifying Party's written consent in the event that the proposed compromise or settlement materially affects the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and recover any reasonable Losses incurred as a result of such response, contest or defense of such Proceeding or the settlement or compromise thereof from the Indemnifying Party.

     (d) If the indemnification provided for in Section 13(a) is judicially determined to be unavailable to an Indemnified Party in respect of any Losses indemnified hereunder, in lieu of indemnifying such Indemnified Party hereunder, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party and the Indemnifying Party, as well as any other relevant equitable considerations.

Section 14.    NOTICE.

All notices required or permitted to be given by one Party to the other under this Agreement shall be sufficient if sent by e-mail, fax, overnight express delivery or certified mail, return receipt requested, to such Party at the address set forth below or to such other address as the Parties entitled to receive the notice has designated by notice hereunder to the other Party.

        If to DB, to:

                             Deutsche Bank AG, New York Branch
                             31 West 52nd Street
                             New York, NY 10019
                             Attention: General Counsel
                             Tel. No.: (212) 469-8200

        If to the Company, to:

                             National Discount Brokers Corporation
                             90 Hudson Street
                             Jersey City, NJ  07302
                             Attention:  Executive Vice President &
                             General Counsel
                             Tel. No.:  201-209-7050
                             Fax No.:  201-209-6914
                             E-mail:  flawatsch@ndbgroup.com


Section 15.    TERMINATION.

     (a) Either Party may terminate this Agreement in its sole discretion by providing written notice to the other Party (i) upon the occurrence of a For Cause Termination Event with respect to the other Party; or (ii) upon the giving of a notice of termination, by any party, of any of the other Joint Venture Agreements. Notwithstanding any termination effected pursuant to this Section 15, the rights and obligations set forth in Sections 5, 6, 7, 9, 11, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement, and no such termination shall relieve any Party of liability it may have incurred hereunder prior to such termination.

     (b) Upon termination or expiration of this Agreement for any reason, all rights of the Company with respect to the Research Material licensed hereunder shall terminate and the Company shall delete or destroy all Research Material in the Company's possession, custody or control and provide written confirmation of such deletion or destruction to DB within 30 days of such termination or expiration and the Company shall not use such Research Material for any purpose. The rights of each Party under this Section 15(b) are without prejudice to any other rights of the Parties pursuant to this Agreement and shall not be affected by any dispute between the Parties with respect to this Agreement or any other matter.

     (c) For purposes of this Agreement, "For Cause Termination Event" means, with respect to any Party, (i) a material breach by such Party or any of its Affiliates of any covenant or warranty contained in this Agreement, which breach shall not have been cured within 90 days following delivery of a notice in writing by the non-breaching Party to the breaching Party that specifies in detail the matter constituting such breach and such action as may be reasonably required to effect its cure; (ii) an Insolvency Event of the non-terminating Party; and (iii) a Change in Control of the non-terminating Party.

Section 16.    REMEDIES.

     Each of the Parties acknowledges and agrees that the benefits to be obtained by the other Party from this Agreement are unique, and each Party acknowledges and agrees that the other Party shall be entitled to seek all available remedies in the event of any breach by it of any representation, warranty or agreement contained herein, including specific performance and/or injunctive remedies. In addition, in the event that any Party breaches any provision of this Agreement, the other Party may exercise all remedies available under this Agreement or applicable law.

Section 17.    MISCELLANEOUS.

     (a) Nothing contained herein shall make the Parties partners or render any of them liable to make payments not expressly identified or referred to in this Agreement.

     (b) The Parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles of conflicts of Laws thereunder. To the fullest extent permitted by applicable Law, each of the Parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the state and federal courts having jurisdiction in New York County, New York; and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, for purposes of this Agreement, the jurisdiction of the aforesaid courts, and irrevocably waives any objection to venue in such courts.

     (c) Each of the Parties hereby expressly waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. Each of the Parties also waives any bond or surety of security upon such bond which might but for this waiver, be required of any Party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties further warrant and represent that each of them has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified by written amendment to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial (without a jury) by the court.

     (d) If any provision of this Agreement is held invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

     (e) The failure by any party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

     (f) Each Party agrees to bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     (g) This Agreement sets forth the entire understanding of the Parties as to its subject matter and may not be modified except in a writing executed by both Parties. In particular, this Agreement supersedes the letter of intent, dated March 27, 2000, between NDB and Deutsche Bank Americas Holding Corporation, with respect to the subject matter hereof, among other matters.

     (h) No waiver by either Party of a breach of any provision of this Agreement by the other party shall operate or be construed as a waiver of any subsequent breach.

     (i) Except with respect to any obligations to make payments when due, neither Party shall be liable to the other Party hereto for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by a Force Majeure Event (as defined below), provided, however, that this Agreement may be terminated by the Party whose performance is not affected by the Force Majeure Event if the Force Majeure Event continues for a period of more than thirty (30) days. The Party whose performance is affected by a Force Majeure Event shall use reasonable efforts to: (i) avoid, remove, or minimize the impact of such event on its performance and other obligations; and (ii) recommence performance of its obligations at the required level as soon as possible. If either Party is, or anticipates it is likely to be, delayed or prevented from performing its obligations in connection with a Force Majeure Event, such Party shall promptly notify the other Party by telephone with confirmation in writing within two (2) business days after the inception of such delay. As used herein, the term "Force Majeure Event" refers to fire, flood, earthquake, the elements, other casualties, riot, civil disorder, rebellion, war, revolution, states of belligerency or acts of the public enemy, labor disputes, or any other cause beyond the reasonable control of the Party whose performance is delayed or otherwise affected by such event.

     (j) This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         IN WITNESS WHEREOF, the Parties have executed this agreement on the date first set forth above.



DEUTSCHE BANK AG
By:  /s/ Thomas A. Curtis
     --------------------
    Name:  Thomas A. Curtis
    Title:  Attorney-In-Fact




NATIONAL DISCOUNT BROKERS CORPORATION
By:  /s/ Dennis Marino
    -----------------
    Name:  Dennis Marino
    Title: Chairman